As filed with the Securities and Exchange
                           Commission on May 25, 2011


                                                                File No. 2-29901
                                                                        811-1716

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                   FORM N-1A

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
                                      l933

                          Pre-Effective Amendment No.


                       Post-Effective Amendment No. 95      X


                                     and/or

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF l940


                               Amendment No. 74             X


                        --------------------------------

                        ALLIANCEBERNSTEIN CAP FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

             1345 Avenue of the Americas, New York, New York l0105
               (Address of Principal Executive Office) (Zip Code)

              Registrant's Telephone Number, including Area Code:
                                 (800) 221-5672

                        --------------------------------

                                EMILIE D. WRAPP
                             AllianceBernstein L.P.
                          1345 Avenue of the Americas
                            New York, New York l0105
                    (Name and address of agent for service)

                          Copies of communications to:
                               Kathleen K. Clarke
                              Seward & Kissel LLP
                               1200 G Street, NW
                                   Suite 350
                              Washington, DC 20005


      It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

                                Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Exhibit (n) of Item 28 of the Registration Statement.

3. Registration Statement signature page.

The sole purpose of this Post-Effective Amendment filing is to file as an exhibit the Amended and Restated Rule 18f-3 Plan, as required by Item 28 of this Registration Statement on Form N-1A. This Post-Effective Amendment incorporates by reference the following parts of this Registrant's Post-Effective Amendment No. 94, filed March 11, 2011.

Part A
Part B
Part C (except for Exhibit (n) of Item 28 and the Signature Page)

                                   SIGNATURE
                                  ----------


      Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York, on the 25th day of May, 2011.


                                      ALLIANCEBERNSTEIN CAP FUND, INC.


                                      By: Robert M. Keith *
                                          -----------------
                                          Robert M. Keith
                                          President

      Pursuant to the requirements of the Securities Act of l933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

      Signature                           Title                     Date
      ---------                           -----                     ----

(1)   Principal Executive Officer:


      Robert M. Keith *                   President and             May 25, 2011
      -----------------                   Chief Executive
      Robert M. Keith                     Officer


(2)   Principal Financial and Accounting
      Officer:


      /s/ Joseph J. Mantineo              Treasurer                 May 25, 2011
      ----------------------              and Chief
          Joseph J. Mantineo              Financial Officer


(3)   All of the Directors:

      John H. Dobkin*
      Michael J. Downey*
      William H. Foulk, Jr.*
      D. James Guzy*
      Nancy P. Jacklin*
      Garry L. Moody*
      Robert M. Keith*
      Marshall C. Turner, Jr.*
      Earl D. Weiner*


      *By: /s/ Stephen J. Laffey                                    May 25, 2011
           ---------------------
           Stephen J. Laffey
           (Attorney-in-fact)

                                     PART C
                                     ------

                               OTHER INFORMATION
                               -----------------

                               Index to Exhibits
                               -----------------


Exhibit No.                  Description of Exhibits
-----------                  -----------------------




(n)                          Amended and Restated Rule 18f-3 Plan



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